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                                 EXHIBIT 16.1

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                                March 27, 1997



Securities and Exchange Commission
450-5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

          We have been furnished with a copy of the response to Item 304(a) of Regulation S-K as included under the caption "Experts" in the Registration Statement on Form S-1, filed by our former client, Centennial HealthCare Corporation (formerly WelCare International, Inc.). We agree with the statements made in the first, fourth and fifth sentences of paragraph four insofar as they relate to our firm. We have no basis for agreeing or disagreeing with the statements made in the second and third sentences of paragraph four.

                                        Very truly yours,

                                        /s/ BDO SEIDMAN, LLP

                                        BDO SEIDMAN, LLP